Contact: Thomas E. Vessey	Exhibit 99.1
President & CEO Telephone: (909) 798-3611 FAX: (909) 798-1872 e-mail: tvessey@1stcent.com
PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP CLOSES $5 MILLION TRUST PREFERRED PRIVATE PLACEMENT

www.1stcent.com

Redlands, California - September 28, 2005 - 1st Centennial Bancorp (OTCBB: FCEN) today announced that it has closed a $5 million private placement of trust-preferred securities. RBC Dain Rauscher acted as agent for this issuance.

The underlying capital securities mature December 15, 2035, and are callable at par after five years. The securities pay cash distributions at a per annum rate of 6.032% until December 15, 2010, after which they will reset quarterly at the three month LIBOR plus 1.45%.

Thomas E. Vessey, President and Chief Executive Officer, stated, that “ the Company expects to contribute an additional $5 million to the equity of the Bank subsidiary, 1st Centennial Bank, to support the continued growth of the Bank.”

The offering is structured to allow the issuance in increments not to exceed $15 million. The Company plans to issue $5 million on September 28, 2005, $5 million late in December 2005 and the final $5 million in March 2006, if internal growth demands additional capital.

1st Centennial Bank, with assets of $425 million, operates full-service branches in Redlands, Brea, Escondido, Palm Desert, Irwindale and Temecula. The Bank also operates a Real Estate/Construction loan production office in Redlands, and SBA and Religious Lending Divisions in Brea.

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.